AMENDMENT TO SECURITIES PURCHASE AGREEMENTS

by and between

CODAOCTOPUS GROUP, INC. and

VISION OPPORTUNITY MASTER FUND, Ltd.

Dated: March 21, 2007

THIS AMENDMENT TO THE SECURITIES PURCHASE AGREEMENTS and various other agreements relating to same (together "Amendment"), is made and entered into as of March 21, 2007 (this "Amendment"), by and between CodaOctopus Group, Inc., a Delaware corporation (the "Company" or the "Seller"), Vision Opportunity Master Fund, Ltd., a Cayman Islands corporation ("Vision" or the "Purchaser"). Company and Vision shall be collectively referred to as "the Parties"

WHEREAS, the Company and Vision have entered into certain Securities Purchase Agreements dated June 2, 2006 and June 21, 2006, respectively, (the "Securities Purchase Agreements") upon the terms and conditions contained therein;

WHEREAS, the Company and Vision are desirous of modifying certain terms and conditions of the Securities Purchase Agreements and the Transaction Documents and, in particular, the terms dealing with Registration Rights; Antidilution, Preemptive Rights, Conversion Rights, Cashless Exercise provisions in Series A and B Warrants;

WHERAS, ARTICLE 9.5 (Waiver and Amendment) of the Securities Purchase Agreements provide for the variation, modification, amendment and waiver to be effected in writing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree to the modification and waivers set forth herein as follows:

ARTICLE 1
DEFINITIONS

1.1. Definitions. The definitions and rules of interpretation in this Section apply in this Amendment.

"Certificate of Designation" shall mean the Certificate of Powers, Designations, Preferences and Rights of the Series B Convertible Preferred and which is set forth in Exhibit 3.

"Condition Precedent" shall mean the conditions set forth in Section 2 of this Amendment and which are preconditions to the obligation of Vision to enter into this Amendment.

"Investment Transaction" shall mean the transaction contemplated in the Term Sheet (Exhibit 1) for the sale and purchase of the Company's securities or any other financing transaction between the Company and investors introduced to the Company by TR Winston & Company.

"Purchase Agreement No. 1" shall mean the Securities Purchase Agreement between the Company and Vision dated June 2, 2006.

"Purchase Agreement No. 2" shall mean the Securities Purchase Agreement between the Company and Vision dated June 21, 2006.

"Series A Warrants ("W-001")" shall mean the Warrants for Series A Warrants to Purchase Common Stock issued by the Company on 2 June 2006;

"Series B Warrants ("W-002")" shall mean the Warrants for Series B Warrants to Purchase Common Stock issued by the Company on 2 June 2006;

"Series A Warrants ("W-003")" shall mean the Series A Warrants to Purchase Common Stock issued by the Company on 21 June 2006;

"Series B Warrants ("W-004")" shall mean the Series A Warrants to Purchase Common Stock issued by the Company on 21 June 2006

"TR Winston" means TR Winston & Company, LLC.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreements or the pertinent Transaction Document.

ARTICLE 2: CONDITIONS PRECEDENT

2.1 Condition Precedent. Subject to, and conditional upon, definitive agreements being entered into between the Company and investors on or before the 6 month anniversary of the date of this Amendment in relation to the Investment Transaction, the Parties hereto agree to the amendments, waivers and other agreements set forth herein.

ARTICLE 3: AMENDMENTS

3.1. Registration Rights. Subject to the Condition Precedent set forth in Section 2.1 being satisfied, the Parties hereby agree that the Registration Rights Agreement dated June 2, 2006 which form part of the Transaction Documents under Purchase Agreement No. 1 and the Registration Rights Agreement dated June 21, 2006 (which form part of the Transaction Documents under Purchase Agreement No. 2) are hereby terminated and all rights and obligations (contingent or otherwise) provided therein shall terminate and be treated as if the said Registration Rights Agreements are null and void from the date each of the said Agreements were entered into by and between the Parties.

3.2. Offering, Notice, Preemptive Rights, Exercise; Closing. Subject to the Condition Precedent being satisfied, the Parties hereby agree that Sections 8.5 of Purchase Agreement No. 1 and Purchase Agreement No. 2, respectively, are hereby amended and the provisions set forth in Sections 8.5 are deemed deleted in their entirety effective as of the date of this Amendment.

3.3 Series A Warrant ("W-001) and Series B Warrant (W-002), Series A Warrant ("W-003) and Series B Warrant.

3.3.1. Subject to the Condition Precedent set forth in Section 2.1 being satisfied and so long as the underlying securities in each of the said Warrants are registered the Parties hereto agree that no cashless exercise rights shall apply and Vision irrevocably waives its

cashless exercise rights set forth in Section 1(b) of each of the Series A Warrants ("W-001"), Series B Warrants ("W-002"), Series A Warrants ("W-003") and Series B Warrants ("W-004"), respectively, issued as part of the Transaction Documents and hereby agrees that effective as of the date of this Amendment, the said Sections 1(b) in each of the Warrants are deemed deleted in their entirety in the event that the underlying securities being registered.

3.3.2. Subject to the condition precedent set forth in Section 2.1 being satisfied set, Vision irrevocably undertakes and agrees to surrender or cause each of the original Warrants to be surrendered and the Company shall upon such surrender of the Warrants cause replacement Warrants to be issued. Each replacement Warrant shall be identical to the surrendered Warrants except that each re-issued Warrant shall not contain any cashless exercise rights and provisions.

ARTICLE 4: OTHER AGREEMENTS

4.1. Antidilution Adjustments under Series B Preferred Stock. Vision hereby agrees to irrevocably waive its rights under the Antidilution Adjustments provisions set forth in Section 7(d) of the Certificate of Designations, and by its signature hereto, hereby provides written notice under Section 7 of the Certificate of Designation that no adjustment under Section 7(d) shall apply in any circumstances to the Series B Preferred Stock.

4.2. Undertaking to Convert Series B Preferred Stock. Vision hereby irrevocably agrees and undertakes that upon execution of the Amendment but no later than 2 days prior to the closing of the Investment Transaction all Series B Preferred Stock of the Company held by it (other than shares of Series B Preferred Stock subject to a definitive sale agreement between Vision and an investor introduced to Vision by TR Winston) shall be converted to Common Stock at a conversion price of $1.00.

4.3. Lock-Up. Contemporaneous with the execution and delivery of this Amendment, Vision shall execute and deliver the Company a Lock-Up Agreement in substantially the same form attached hereto as Exhibit 2 hereto, which Lock-Up Agreement shall be effective contemporaneous with the consummation of the Investment Transaction.

4.4 Release of Claims. Vision hereby acknowledges, approves of and consents to the Investment Transaction and further acknowledges that the consummation of the Investment Transaction will not give rise to a termination or default under any agreement between it and the Company. Further, Vision acknowledges that no default or breach under any agreement between it and the Company has previously occurred, and to the extent that any such breach or default has occurred, Vision hereby irrevocably waives any such breach, default, claim against the Company. In addition, Vision hereby releases the Company, its affiliates, officers, employees, directors, agents and attorneys (collectively, the "*Releasees*") from any and all claims, demands, liabilities, responsibilities, disputes, causes of action (whether at law or equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent (collectively, "*Claims*") that Vision may have against the Releasees which arise from or relate to any actions, or inactions which the Releasees may have taken prior to the date hereof with respect any Transaction Document or other agreement between Vision and the Company.

ARTICLE 5: MISCELLANEOUS

5.1. Binding Effect. Each Party undertake that they are authorized to enter into this Amendment contained herein and when executed will be legally binding on each of the Parties hereto.

5.2. Incorporation by Reference. The provisions set forth in Sections 9.4 (Successors and Assigns; Third Party Beneficiaries), 9.8 (Governing Law), 9.9 (Severability) of Securities Purchase Agreements shall be deemed incorporated by reference herein and shall be read and construed as separately and directly applicable to this Amendment.

5.3. Further Assurances. Each of the Parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Amendment.

5.4. All other terms and conditions of the Securities Purchase Agreement and the Transaction Documents shall remain unaltered.

5.5 Vision acknowledges that the execution, delivery and performance of this Amendment is a material inducement for TR Winston and investors introduced to the Company by TR Winston to complete the transactions contemplated by the Investment Transaction and that TR Winston and any such investor (which shall be a third party beneficiary of this Letter Agreement) and the Company shall be entitled to specific performance of the undersigned's obligations hereunder. Vision hereby represents that the undersigned has the power and authority to execute, deliver and perform this Amendment that it has received adequate consideration therefor and that the undersigned will indirectly benefit from the closing of the transactions contemplated by the Investment Transaction.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this ~~Securities Purchase Agreement~~ Amendment on the date first written above.

CODAOCTOPUS GROUP, INC.

By: ________________________

Name: Jason Reid

Title: President

VISION OPPORTUNITY MASTER FUND, Ltd.

By: ________________________

Name: ADAM BENOWITZ

Title: PORTFOLIO MGR

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this "Agreement") is dated as of March 21, 2007 by and between Coda Octopus Group, Inc., a Delaware corporation (the "Company"), and Vision Opportunity Master Fund, Ltd., a Cayman islands corporation ("Vision").

WHEREAS, Vision being cognizant of certain investment opportunities for the Company which will secure the rapid expansion of the Company and which, if realized, will substantially enhance the value of Vision's investment in the Company; and

WHEREAS, Vision taking a view of its medium to long term investment in the Company considers it to be commercially in its own interest to limit its ability to sell any of its shares of the Company common stock and therefore has agreed not to sell, transfer, dispose of or encumber any shares of the Company's common stock, $0.001 par value per share (the "Common Stock") that Vision presently owns or may acquire after the date hereof, except in accordance with the terms and conditions set forth herein. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows

1. Restriction on Transfer; Term. Vision hereby agrees with the Company that they will not offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of, hedge, short or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) (a "transfer"), directly or indirectly, any Common Stock from the date hereof until 12 months from the date of this Agreement (the "Lock-Up Period").

2. Permitted Transfer Notwithstanding the Restriction on Transfer set forth in Section 1 hereof, during any 90 consecutive day period of the Lock-Up Period, Vision may transfer in the aggregate during any such 90 consecutive day period a maximum of 0.5% of the total of the issued and outstanding common stock ("Permitted Transfer") of the Company at the time of the proposed Permitted Transfer.

3. Ownership. During the Lock-Up Period, Vision shall retain all rights of ownership in the Common Stock, including, without limitation, voting rights and the right to receive any dividends, if any, that may be declared in respect thereof.

4. Company and Transfer Agent. The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent. The Company and its transfer agent are hereby authorized to decline to make any transfer of the Common Stock if such transfer would constitute a violation or breach of this Agreement and the Purchase Agreement.

5. Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 5), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to the Company:

CodaOctopus Group, Inc.
164 West, 25th Street
New York, NY 10001
Telecopy: 1 212 924 3447
Attention: Jason Reid

if to Vision:

c/o Vision Capital Advisors, LLC
20 W 55th Street, 5th Floor
New York, NY 10017
Telecopy: (212) 867-1416
Attention: Adam Benowitz

or to such other address as any party may specify by notice given to the other party in accordance with this Section 5.

6. Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

7. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or

contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.

9. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN NEW YORK COUNTY OR SUCH DISTRICT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 5.

10. Severability. The parties agree that if any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

11. Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12. Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

13. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above herein.

CODAOCTOPUS GROUP, INC.

By: ______________________
Name: JASON REID
Title: PRESIDENT & CEO.

VISION OPPORTUNITY MASTER FUND, LTD.

____
Name: ADAM BENOWITZ
Title: PORTFOLIO MGR

CodaOctopus GROUP

March 21, 2007

Letter of Understanding ("LOU")

Mr. Adam Benowitz
Vision Opportunity Master Fund
20 W 55th Street, 5th Floor,
New York NY 10019

Dear Mr. Benowitz,

Redemption/Repurchase of between 0 and 20,000 Series B Preferred Stock or equivalent common stock

The Company by virtue of its constitution and the General Corporation Law of Delaware is authorized to redeem or purchase any of its own shares of any class and make a payment in respect of such redemption or purchase of its own shares otherwise than out of distributable profits of the Company or the proceeds of a fresh issue of shares within such limits as may be approved by the Board of Directors of the Company and the General Corporation Law of Delaware.

The Company, therefore, has the power to redeem/repurchase its own shares subject to compliance with its byelaws and other applicable laws.

Now, therefore, the Company undertakes to redeem/repurchase between 0 and 20,000 Series B Preferred Stock or equivalent common stock within 2 months of the consummation of the Investment Transaction (as is defined in the Amendment of even date). This is subject to the following conditions:

(I) The Investment Transaction being consummated and the definitive agreements for the said Investment Transaction expressly containing permissive use of proceeds provisions.

(II) If in the Investment Transaction the Company raises between 0 and $10,000,000, no shares will be redeemed or repurchased;

(III) If in the Investment Transaction the Company raises between $10,000,000 and $12,000,000, these amounts will be used by the Company to redeem/repurchase the shares.

The redemption/repurchase price will be at $110 for each share.

Vision by signing the Acknowledgement hereunder hereby consents that the Redemption provisions set forth in Section 5 ("Redemption") of the Certificate of Power, Designations, Preferences and Rights of the Series B Convertible Preferred Stock being deleted in their entirety.

With the intention of being bound by this Vision signs the acknowledgement set forth below.

Yours sincerely

Signed by JASON REID
Name
Title PRESIDENT & CEO.

Coda Octopus Group, Inc
164 West 25th Street, 6th Floor, New York, NY 10001, USA
t:+1 212 924 3442 f: +1 212 924 3447 e: info@codaoctopus.com w: www.codaoctopus.com
Offices also at: St Petersburg, Florida, USA; Washington, DC, USA; Edinburgh, Scotland, UK; Weymouth, Dorset, UK; Bergen, Norway

CodaOctopus GROUP

Acknowledgement by Vision of Coda Octopus's LOU dated March 19, 2007

Vision Opportunity Master Fund, having its corporate offices at 20 West 25th Street, New York NY 10019 hereby acknowledges and agrees to the terms of the LOU.

____

Signed by [signature]

Name ADAM BENOWITZ

Title PORTFOLIO MGR

For and on behalf Vision Opportunity Master Fund

Date 3-20-07

Coda Octopus Group, Inc
164 West 25th Street, 6th Floor, New York, NY 10001, USA
t:+1 212 924 3442 f: +1 212 924 3447 e: info@codaoctopus.com w: www.codaoctopus.com
Offices also at: St Petersburg, Florida, USA; Washington, DC, USA; Edinburgh, Scotland, UK; Weymouth, Dorset, UK; Bergen, Norway